    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                             BOYKIN LODGING COMPANY
             (Exact name of Registrant as specified in its charter)

                      Ohio                                              34-1824586
 (State or other jurisdiction of incorporation)            (I.R.S. Employer Identification No.)

                           Terminal Tower, Suite 1500
                                50 Public Square
                           Cleveland, Ohio 44113-2258
                                 (216) 241-6375
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                Robert W. Boykin
                           Terminal Tower, Suite 1500
                                50 Public Square
                           Cleveland, Ohio 44113-2258
                                 (216) 241-6375
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                With a copy to:
                             Robert A. Weible, Esq.
                             Baker & Hostetler LLP
                           3200 National City Center
                             1900 East Ninth Street
                           Cleveland, Ohio 44114-3485
                                 (216) 621-0200
                                ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
              TITLE OF EACH CLASS OF SECURITIES               PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
                     TO BE REGISTERED(1)                         OFFERING PRICE(2)(3)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Preferred Shares, without par value(4).......................
Depositary Shares representing
  Preferred Shares, without par value(5).....................        $300,000,000                $90,909(8)
Common Shares, without par value(6)..........................
Warrants(7)..................................................
====================================================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(Footnotes on following page)
================================================================================

(1) Offered Securities registered hereunder may be sold separately, together or as units with other Offered Securities registered hereunder.

(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Shares or Preferred Shares that are issued upon conversion of Preferred Shares or Depositary Shares or upon exercise of Warrants registered hereunder, as the case may be. The aggregate maximum offering price of all Offered Securities issued pursuant to this Registration Statement will not exceed $300,000,000.

(4) An indeterminate number of Preferred Shares as may from time to time be issued at indeterminate prices. "Preferred Shares" include (i) Class A Cumulative Preferred Shares, without par value, and (ii) Class A Noncumulative Preferred Shares, without par value.

(5) To be represented by Depositary Receipts representing an interest in all or a specified portion of a Preferred Share.

(6) An indeterminate number of Common Shares as may from time to time be issued at indeterminate prices or upon conversion of Preferred Shares or Depositary Shares or upon exercise of Warrants registered hereunder, as the case may be.

(7) An indeterminate number of Warrants representing rights to purchase Preferred Shares, Depositary Shares or Common Shares registered hereunder.

(8) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1997
PROSPECTUS

                             BOYKIN LODGING COMPANY

                                  $300,000,000

        PREFERRED SHARES, DEPOSITARY SHARES, COMMON SHARES AND WARRANTS

     Boykin Lodging Company (the "Company") may from time to time offer in one or more classes or series (i) whole or fractional preferred shares (collectively, "Preferred Shares"), (ii) Preferred Shares represented by depositary shares ("Depositary Shares"), (iii) common shares, without par value ("Common Shares"), with an aggregate public offering price of up to $300,000,000, on terms to be determined at the time or times of offering, and
(iv) warrants to purchase Preferred Shares, Depositary Shares or Common Shares (collectively, "Warrants"). The Preferred Shares, Depositary Shares, Common Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Preferred Shares, the number of shares, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Depositary Shares, the number of shares, the whole or fractional Preferred Shares represented by each such Depositary Share and any initial public offering price;
(iii) in the case of Common Shares, the number of shares and any initial public offering price; and (iv) in the case of Warrants, the securities to which they relate, duration, offering price, exercise price and detachability features. In addition, those specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

     The Offered Securities may be offered by the Company directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               , 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Annual Report on Form 10-K/A filed with the Commission on March 31, 1997;

          b. The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A/A filed with the Commission on October 23, 1997;

          c. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

          d. Current Report on Form 8-K dated April 4, 1997, as amended by the Current Report on Form 8-K/A filed with the Commission on June 17, 1997; and

          e. Current Report on Form 8-K dated March 6, 1997, as amended by the Current Reports on Form 8-K/A filed with the Commission on June 2, 1997, June 17, 1997 and June 19, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities are deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded does not, except as so modified or superseded, constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Boykin Lodging Company, Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113-2258, Attention: Raymond P. Heitland, Secretary, telephone number (216) 241-6375.

                                  THE COMPANY

     The Company was formed in February 1996 to continue and expand the hotel ownership, acquisition, redevelopment and repositioning activities of its predecessors, Boykin Management Company and its affiliates (the "Boykin Group"). The Company completed its initial public offering in November 1996 (the "Initial Offering") and operates as a self-administered equity real estate investment trust.

     The Company's primary business strategies are to achieve revenue growth in its hotels, acquire and lease additional hotel and resort properties in the upscale and moderate markets on an accretive basis, strategically renovate and upgrade properties to maximize performance and selectively expand and develop additional hotel properties.

     The Company's executive offices are located in the Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113-2258, and its telephone number is
(216) 241-6375.

                                USE OF PROCEEDS

     Unless otherwise described in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment of certain indebtedness under the Company's credit facility, the acquisition of properties (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise and the improvement of certain properties in the Company's portfolio.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

     The Company's ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1994, the pre-Initial Offering period of January 1, 1996 to November 3, 1996, the post-Initial Offering period of November 4, 1996 through December 31, 1996 and the nine-month period ended September 30, 1997 were 1.01, 1.04, 6.29 and 8.20, respectively. In 1992, 1993 and 1995, earnings were insufficient to cover fixed charges by $2,707,000, $2,464,000 and $48,000, respectively. Through the date of this Prospectus, the Company's ratio of earnings to combined fixed charges and preferred share dividends has equaled the Company's ratio of earnings to fixed charges because the Company has had no Preferred Shares outstanding.

     For purposes of computing this ratio, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized, adjusted by preferred share dividends.

                        DESCRIPTION OF PREFERRED SHARES

     The Amended and Restated Articles of Incorporation of the Company (the "Articles") authorize the issuance of up to (i) 5,000,000 Class A Cumulative Preferred Shares, without par value (the "Cumulative Shares"), and (ii) 5,000,000 Class A Noncumulative Preferred Shares, without par value (the "Noncumulative Shares") (the Cumulative Shares and the Noncumulative Shares collectively, the "Preferred Shares"). As of the date of this Prospectus, no Cumulative Shares or Noncumulative Shares are outstanding.

     The following description of the Preferred Shares sets forth certain general terms and provisions of each class of Preferred Shares to which any Prospectus Supplement may relate. The statements below are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, which will be further amended by the Board of Directors in connection with the fixing by the Board of Directors of certain terms of the Preferred Shares as provided below.

GENERAL

     The Cumulative Shares and the Noncumulative Shares rank on a parity with each other and are identical to each other, except (1) that dividends on the Cumulative Shares will be cumulative, while dividends on the Noncumulative Shares will not be cumulative, and (2) in respect of the following matters that, pursuant to the terms of the Articles and subject to Ohio law, may be fixed by the Board of Directors with respect to each series of each class of Preferred Shares prior to the issuance thereof: (i) the designation of the series which may be by distinguishing number, letter or title, (ii) the authorized number of shares of the series, which number the Board of Directors may (except when otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding), (iii) the dividend rate or rates of the series, including the means by which such rates may be established, (iv) with respect to the Cumulative Shares, the date or dates from which dividends shall accrue and be cumulative and, with respect to all Preferred Shares, the date on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established, (v) redemption rights and prices, (vi) the terms and amounts of any sinking fund,
(vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series are convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and (ix) restrictions (in addition to those set forth in the Articles) on the issuance of shares of the same or any other class or series.

     Reference is made to the applicable Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

      (1) The class, series and title of such Preferred Shares;

      (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

      (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares;

      (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

      (5) The procedures for any auction or remarketing of such Preferred
          Shares;

      (6) The provision for any sinking fund for such Preferred Shares;

      (7) The provision for redemption, if applicable, of such Preferred Shares;

      (8) Any listing of such Preferred Shares on any securities exchange;

      (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

     (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

     (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

     (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14) Any limitations on issuance of securities ranking senior to or on a parity with such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

RANK

     All Preferred Shares will, when issued, rank (i) on a parity with all other Preferred Shares with respect to dividend rights (subject to dividends on Noncumulative Shares being noncumulative) and rights upon liquidation, dissolution or winding up of the Company, (ii) senior to all classes of Common Shares of the Company and to all other equity securities ranking junior to such Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (iii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (iv) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

DIVIDENDS

     The holders of each series of each class of Preferred Shares are entitled to receive, if, when and as declared, out of funds legally available therefor, dividends in cash at the rate determined for such series and no more, payable on the dates fixed for such series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares. With respect to each series of Cumulative Shares, such dividends will be cumulative from the dates fixed for the series. With respect to each series of Noncumulative Preferred Shares, dividends will not be cumulative (i.e., if the Board of Directors fails to declare a dividend payable on a dividend payment date on any Noncumulative Shares, the holders of such series of Noncumulative Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series of Noncumulative Shares would be declared to be payable on any future dividend payment date). Each such dividend will be payable to holders of record as they appear on the share transfer books of the Company on such record dates as are fixed by the Board of Directors of the Company.

     If Preferred Shares of any series of any class are outstanding, no dividends may be paid or declared and set apart for any series of Preferred Shares for any dividend period unless at the same time (i) a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares of all series of such class then issued and outstanding and entitled to receive such dividend (but, if such series are series of Noncumulative Shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, shall have been paid or declared and set apart and (ii) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of Preferred Shares then issued and outstanding and entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefor, shall have been paid or declared and set apart.

     So long as any series of Preferred Shares is outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to such series of Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to such series of Preferred Shares, nor shall any Common Shares or any other shares ranking junior to such series of Preferred Shares be purchased, retired or otherwise acquired by the Company, except out of the proceeds of the sale of Common Shares or other shares of the Company ranking junior to such series of Preferred Shares received by the Company subsequent to the date of first issuance of such series of Preferred Shares, unless (i) all accrued and unpaid dividends on all classes of Preferred Shares then outstanding, including the full dividends for all current dividend periods (except, with respect to Noncumulative Shares, for the then current dividend period only), shall have been declared and paid or a sum sufficient for payment thereof set apart, and (ii) there shall be no arrearages with respect to the redemption of any series of any class of Preferred Shares from any sinking fund provided for such class in accordance with the Articles.

     The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, Common Shares or any other shares ranking on a parity with or junior to any class of Preferred Shares will be inapplicable to (i) any payments in lieu of issuance of fractional shares, whether upon any merger, conversion, stock dividend or otherwise, (ii) the conversion of Preferred Shares into Common Shares, or (iii) the exercise by the Company of its rights to repurchase shares of its capital stock in order to preserve its status as a REIT under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment on Preferred Shares of any series which may be in arrears.

     Any dividend payment made on Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

REDEMPTION

     If so described in the applicable Prospectus Supplement, a series of a class of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices described in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which, in the case of Noncumulative Shares, includes only unpaid dividends for the current dividend period) to the date of redemption. The redemption price may be payable in cash or other property, as described in the applicable Prospectus Supplement.

     Except in connection with the repurchase by the Company of shares in order to maintain its qualification as a REIT for federal income tax purposes, the Company may not purchase or redeem (for sinking fund purposes or otherwise) less than all of a class of Preferred Shares then outstanding except in accordance with a share purchase offer made to all holders of record of such class, unless all dividends on all Preferred Shares of that class then outstanding for previous and current dividend periods (but, in the case of Noncumulative Shares, dividends for the current dividend period only) shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

     If fewer than all of the outstanding shares of any class of Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares to be redeemed will be selected by lot in a manner determined by the Board of Directors.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share to be redeemed at the address shown on the share transfer books of the Company. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Preferred Shares to be redeemed from each holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and such holders will cease to be shareholders with respect to such shares and such holders shall have no right or claim against the Company with respect to such shares, except only the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privilege of conversion.

LIQUIDATION PREFERENCE

     In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Shares are entitled to receive in full out of the assets of the Company, including its capital, before any amount is paid or distributed among the holders of the Common Shares or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon (but, with respect to Noncumulative Shares, dividends for the current dividend period only) to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up the affairs of the Company. After payment to the holders of the Preferred Shares of the full preferential amounts to which they are entitled, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company will distribute among the holders of any other classes or series of shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, will not constitute a dissolution, liquidation or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights, except as set forth below and as from time to time required by law.

     If and when the Company is in default in the payment of dividends on any series of Cumulative Shares at any time outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, then holders of all series of Cumulative Shares then outstanding, voting together as a class, will be entitled to elect a total of two members of the Board of Directors, which voting right will be vested (and any additional directors will serve) until all accrued and unpaid dividends on such series of Cumulative Shares shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

     If and when the Company has not paid or declared and set aside a sum sufficient for the payment of dividends on any series of Noncumulative Shares then outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, the holders of all series of Noncumulative Shares then outstanding, voting together as a class, shall be entitled to elect two members of the Board of Directors (in addition to any members of the Board of Directors elected by the holders of Cumulative Shares) until the Company has fully paid or has set aside a sum sufficient for the payment of, dividends on such Noncumulative Shares for a number of consecutive dividend payment periods which in the aggregate contain at least 360 days.

     The affirmative vote of the holders of at least two-thirds of a class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, is necessary to effect either of the following:

          (1) The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to such class of Preferred Shares; or

          (2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other right of the holders of such class of Preferred Shares which are set forth in the Articles;

     provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such class of Preferred Shares.

     Without limiting the provisions described above, under Ohio law, holders of each class of Preferred Shares will be entitled to vote as a class on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would (i) increase or decrease the par value of the shares of such class, (ii) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class, (iii) change the express terms or add express terms of the shares of the class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (vi) reduce or eliminate the stated capital of the Company, (vii) substantially change the purposes of the Company or (viii) change the Company into a nonprofit corporation.

     If, and only to the extent, that (i) a class of Preferred Shares is issued in more than one series and (ii) Ohio law permits the holders of a series of a class of shares to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially the preference or voting or other rights of the holders of such series.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of any class of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Preferred Shares or the Company, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the occurrence of certain events.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations--Requirements for Qualification." Because the Company believes that it qualified, and will continue to qualify, as a REIT beginning with the taxable year ended December 31, 1996, the Articles limit the acquisition of shares of the Company's capital stock (the "Ownership Limit").

     The Ownership Limit provides that, subject to certain exceptions set forth in the Articles, no person may own, or be deemed to own, by vote or value, by virtue of the applicable attribution provisions of the Code, more than 9.0% of any class of the outstanding shares of the Company. The Board of Directors may, but is not required to, waive the Ownership Limit if it determines that greater ownership will not jeopardize the Company's status as a REIT. As a condition of that waiver, the Board of Directors may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

     If any purported transfer of capital shares of the Company or any other event would otherwise result in any person or entity violating the Ownership Limit or would cause the Company to be beneficially owned by fewer than 100 persons, that transfer will be void and of no force or effect as to the number of shares in excess of the Ownership Limit, and the purported transferee (the "Prohibited Transferee") will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to shares in excess of the Ownership Limit (the "Prohibited Owner") will cease to own any right or interest) in the excess shares. In addition, if any purported transfer of shares of the Company or any other event would cause the Company to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, that transfer will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares. Also, if any purported transfer of shares of the Company or any other event would otherwise cause the Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more, by vote or value, of the ownership interests in the Boykin Management Company Limited Liability Company or in any sublessee, that transfer or event will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred or affected by that event without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares.

     Any excess shares arising from a prohibited transfer described above will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). The trustee of the trust, who will be designated by the Company and be unaffiliated with the Company and any Prohibited Owner, will be empowered to sell the excess shares to a qualified person or entity and to distribute to the applicable Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for those excess shares or the sale proceeds received for those shares by the trust. The trustee will be empowered to sell any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, to a qualified person or entity and distribute to the applicable Prohibited Owner an amount equal to the lesser of the fair market value of those excess shares on the date of the triggering event or the sale proceeds received by the trust for those excess shares. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Company with respect to those shares, and also will be entitled to exercise all voting rights with respect to those shares.

     All certificates representing shares of the Company will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as may be required by the Code or the Regulations promulgated thereunder (the "Treasury Regulations")) of the outstanding shares of the Company must file no later than January 30 of each year a written notice with the Company containing the information specified in the Articles. In addition, each shareholder will be required, upon demand, to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of that shareholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

     The Ownership Limit may have the effect of precluding an acquisition of control of the Company without approval of the Board of Directors.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue through a depositary (such depositary or its successor, the "Preferred Shares Depositary") receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the Preferred Shares Depositary and the holders from time to time of the Depositary Receipts. Subject to the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights). As of the date of this Prospectus, there are no Depositary Shares outstanding.

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the applicable Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt will be filed with the Commission at or prior to any offering of Depositary Shares and may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Shares Depositary will distribute all cash dividends or other cash distributions, with all fractions being rounded down to the nearest whole cent, received in respect of the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

     In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Share which has been converted or exchanged. The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar right offered by the Company to holders of the Preferred Shares will be made available to holders of Depositary Shares.

WITHDRAWAL OF SHARES

     Upon surrender of Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holder thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as described in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares that represent the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, so long as the Company has paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (but, with respect to Noncumulative Shares, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the corresponding Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot or pro rata as may be determined by the Preferred Shares Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will endeavor, insofar as practical, to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will be required to abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Shares Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote, as long as such action or inaction is in good faith and does not result from gross negligence or willful misconduct of the Preferred Shares Depositary.

LIQUIDATION PREFERENCE

     In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as described in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

     The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so described in the applicable Prospectus Supplement relating to an offering of Depositary Shares that represent convertible Preferred Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into the securities into which those Preferred Shares are convertible, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon any conversion, and if such conversion would have resulted in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) a majority of each class of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been made to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into interests in the Company not represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Shares Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

     Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstance beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the Preferred Shares Depositary receives conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary is entitled to act on such claims, requests or instructions received from the Company.

RESTRICTIONS ON OWNERSHIP

     The Company must meet certain requirements concerning the ownership of its outstanding shares in order to qualify as a REIT under the Code. See the discussion above under "Description of Preferred Shares--Restrictions on Ownership."

                          DESCRIPTION OF COMMON SHARES

GENERAL

     The Articles authorize the issuance of up to 40,000,000 Common Shares, without par value. As of November 1, 1997, there were 9,536,251 Common Shares issued and outstanding. In addition, up to 1,000,000 Common Shares have been reserved for issuance upon the exercise of options under the Company's Long-Term Incentive Plan and 30,000 Common Shares have been reserved for issuance upon the exercise of options granted to the Company's directors. In addition, as of November 1, 1997, there were 1,340,718 units (the "Units") outstanding in Boykin Hotel Properties, L.P. (the "Partnership"), through which the Company owns all of its hotel property interests. The Units may be exchanged for cash subject to the Company's right to deliver Common Shares on a one-for-one-basis in lieu of a cash payment. The 293,602 Units owned by John E. Boykin, Robert W. Boykin, Raymond P. Heitland and Paul A. O'Neil may not be exchanged until November 4, 1999. As of the date of this Prospectus, the balance of the Units may be exchanged. The Common Shares are listed on the New York Stock Exchange under the symbol "BOY." National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the Common Shares.

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares may be issuable upon conversion of Preferred Shares or upon the exercise of Warrants. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and the Company's Code of Regulations (the "Code of Regulations").

     Holders of Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The payment and declaration of dividends on the Common Shares and purchases thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding Preferred Shares. See "Description of Preferred Shares-Dividends." The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and the preferential amounts owing with respect to any Preferred Shares. See "Description of Preferred Shares--Liquidation Preference." The Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors. Holders of Common Shares do not have preemptive rights, which means that they have no right to acquire any additional Common Shares that may be subsequently issued by the Company.

     All of the Common Shares now outstanding are, and any Common Shares offered by any accompanying Prospectus Supplement when issued will be, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

     The Company must meet certain requirements concerning the ownership of its outstanding shares in order to qualify as a REIT under the Code. See the discussion above under "Description of Preferred Shares--Restrictions on Ownership."

OHIO ANTI-TAKEOVER PROVISIONS

     The Company has elected not to be subject to Ohio's "Merger Moratorium" statute (Chapter 1704 of the Ohio Revised Code) or its "Control Share Acquisition" act (Section 1701.831 of the Ohio Revised Code), in light of the substantial share transfer restrictions included in the Articles. Section 1707.041 of the Ohio Revised Code, which regulates certain "control bids" for Ohio corporations, does not contain an election provision and remains applicable to the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares, Depositary Shares or Common Shares. Warrants may be issued independently or together with Preferred Shares, Depositary Shares or Common Shares offered by any Prospectus Supplement and may be attached to or separate from those Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent described in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owner of any Warrant.

     The applicable Prospectus Supplement will describe the terms of Warrants offered thereby, including the following when applicable: (1) the title of Warrants; (2) the aggregate number of Warrants; (3) the price or prices at which Warrants will be issued; (4) the number of Preferred Shares, Depositary Shares or Common Shares purchasable upon exercise of Warrants; (5) the designation and terms of any series of Preferred Shares, Depositary Shares or Common Shares with which Warrants are being offered and the number of Warrants being offered with such securities; (6) the date, if any, on and after which Warrants may be transferred separately from any related securities; (7) the price at which the securities purchasable upon exercise of Warrants may be purchased; (8) the date on which the right to exercise Warrants will commence and the date on which such right will expire; (9) the minimum or maximum amount of Warrants which may be exercised at any one time; (10) information with respect to any book-entry procedures; (11) a discussion of material federal income tax considerations; and
(12) any other terms of Warrants including terms, procedures and limitations relating to the exchange and exercise of Warrants.

     See the sections captioned "Description of Preferred Shares," "Description of Depositary Shares" and "Description of Common Shares" for a general description of the securities for which Warrants may be exercised, including a description of certain restrictions on the ownership of the Preferred Shares, Depositary Shares and Common Shares, and certain anti-takeover provisions of Ohio law. Preferred Shares, Depositary Shares or Common Shares that may be acquired upon the exercise of Warrants directly or constructively held by an investor will be considered outstanding (a) at the time of acquisition of Warrants, and (b) prior to the exercise of Warrants, in determining the percentage ownership of the Preferred Shares, Depositary or the Common Shares held by that investor for purposes of the ownership limits referenced above.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain material federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. The discussion is general in nature and is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

     THIS DISCUSSION IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1996. The Company believes that, commencing with such taxable year, it has been and is organized and operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     In the opinion of Baker & Hostetler LLP ("Counsel"), based on certain assumptions and representations, the Company has qualified as a REIT for its first taxable year ended December 31, 1996, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, provided the Company continues to meet the asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for the Company to qualify as a REIT. Unlike a tax ruling, an opinion of counsel is not binding on the United States Internal Revenue Service (the "IRS"), and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for federal income tax purposes. In addition, it must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

TAXATION OF THE COMPANY

     A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on (i) an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (ii) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. This excise tax would not apply to undistributed capital gains for which a Capital Gains Designation (as defined below) was made. See "--Annual Distribution Requirements". Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of
(i) the fair market value of such asset as of the beginning of such period over
(ii) the Company's adjusted basis in such asset as of the beginning of such period, will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

     A REIT is defined in the Code as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) and (vii) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Under the Taxpayer Relief Act of 1997 (the "1997 Act"), beginning with the Company's 1998 taxable year, if the Company complies with the Treasury Regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then the Company will be treated as meeting such requirement. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made.

     The Company has satisfied conditions (v) and (vi) set forth above. In addition, the Articles provide for restrictions regarding the ownership and transfer of the Company's capital shares, which restrictions are intended to assist the Company in continuing to satisfy those requirements.

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnership and other partnerships (including limited liability companies treated as partnerships for federal income tax purposes) in which the Company is or becomes a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

INCOME TESTS

     In order to maintain qualification as a REIT, currently the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test has been repealed by the 1997 Act for taxable years beginning after August 5, 1997 and need not be met by the Company for its taxable year beginning January 1, 1998 and any taxable year thereafter.

     Rents received by the Company ("Rents") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     First, in order for the Rents to qualify as "rents from real property," the Rent, including Rent received pursuant to leases ("Leases") that is based on (i) percentages of room revenue, food revenue and beverage revenue (the "Percentage Rent") or (ii) base Rent plus Percentage Rent, must not be based in whole or in part on the income or profits of any person. The Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales or base Rent plus Rent based on percentages of receipts or sales and the Rent formulas (i) are fixed at the time the Percentage Leases are entered into; (ii) are not renegotiated during the term of the Leases in a manner that has the effect of basing Rent on income or profits; and (iii) conforms with normal business practice. More generally, the Rent will not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Rent on income or profits. Since the Rent is based on fixed percentages of the gross revenues or base Rent plus fixed percentages of the gross revenues that are established in the Leases, and the Company has represented that the Rents (i) will not be renegotiated during the terms of the Leases in a manner that has the effect of basing the Rent on income or profits; and (ii) conform with normal business practice, the Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, or base Rent plus fixed percentages of the gross revenues, as described above).

     Second, in order for the Rents to constitute "rents from real property", the Rents attributable to personal property leased in connection with the lease of the real property comprising a hotel must not be greater than 15% of the Rents received under the leases. The Rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company has represented that Rents attributable to personal property will not exceed 15% of the Rents received under the any lease.

     Third, in order for the Rents to constitute "rents from real property", the Company must not own, directly or constructively, 10% or more of any tenant (the "10% Ownership Limitation"). Under the attribution rules governing the 10% Ownership Test, the Company is considered to own any shares owned by the Partnership if partners in the Partnership collectively own 10% or more (by value) of the Company. The agreement of limited partnership of the Partnership provides that a redeeming limited partner will receive cash, rather than Common Shares, if the acquisition of Common Shares by such partner would result in the Company being treated as owning, directly or constructively, 10% or more of any tenant or any tenant's sublessee. However, notwithstanding such restriction, because the Code's constructive ownership rules for purposes of the 10% Ownership

Limitation are broad and it is not possible to continually monitor direct and indirect ownership of all Company shares, it is possible that the limited partners of the Partnership may at some time own, directly or through attribution, 10% or more of such shares, which would cause the Company to fail the gross income requirements and thus lose its REIT status. Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company and a tenant will not be related if (i)(a) the REIT's shares are owned by a partnership and (b) a partner owning (directly or indirectly) less than a 25% interest in that partnership also owns an interest in the tenant, or (ii) owners of the Company and owners of the tenant are partners in a partnership and neither the owners of the Company nor the owners of the tenant are directly or indirectly 25% or greater partners in the partnership.

     Fourth, in order for the Rents to constitute "rents from real property", the Company cannot furnish or render services that are of a type that a tax-exempt organization could not provide its tenants without causing its rental income to be unrelated business taxable income under the Code ("Non-Qualifying Services"), other than through an independent contractor from whom the Company itself does not derive or receive any income, nor can it render services (whether or not rendered by an independent contractor) that are not customarily provided to tenants of properties of a similar class in the geographic market in which the Company's property is located ("Noncustomary Services") (together, the Noncustomary Services and Non-Qualifying Services are referred to as the "Impermissible Services") Although the Company does provide certain management services, the Company has represented and warranted to Counsel that these services are usual and customary management services provided by landlords in the geographic areas in which the Company owns property, and that such services are not primarily for the convenience of its tenants. To the extent the provision of Non-Qualifying Services would cause such disqualification, the Company has represented that it will hire independent contractors, from which the Company derives no income, to perform such services. As described below, however, if any of the Company's leases are recharacterized as service contracts, partnership agreements or some other form of arrangement, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render non-Qualifying Services to the occupants of the hotels other than through an independent contractor from whom the Company derives or receives no income.

     Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company will be permitted to render a de minimis amount of Impermissible Services to tenants of the hotels, or in connection with the management of property, and still treat amounts received with respect to that property as rent. The value of these Impermissible Services may not exceed 1% of all amounts received or accrued during the year, directly or indirectly, from the property. The value of any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

     In order for the Rents to constitute "rents from real property," the leases pursuant to which the Rents are received, must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, and the degree of control over the property that is retained by the property owner.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property;
(iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the present or absence of any single factor may not be dispositive in every case.

     In rendering its opinion that the Company will qualify for taxation as a REIT, Counsel has concluded that the Leases should be treated as true leases for federal income tax purposes. Such conclusion is based, in part, on the following facts: (i) the Partnership and the lessees intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) the lessees will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the Leases; (iii) the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural repairs, and will dictate how the hotels are operated, maintained and improved; (iv) the lessees will bear all of the costs and expenses of operating the hotels (including the cost of any inventory used in their operation) during the term of the Leases (other than real property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance of such costs provided by the Partnership under each Lease); (v) the lessees will benefit from any savings in the costs of operating the hotels during the term of the Leases;
(vi) the lessees will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Leases by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessees' use, management, maintenance or repair of the hotels; (vii) the lessees are obligated to pay substantial fixed rent for the period of use of the hotels; and (viii) the lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the hotels.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the foregoing conclusions with respect to the relationship between the Partnership and the lessees are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. There can be no assurance that the IRS will not successfully assert a contrary position. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% income tests and, as a result, would lose its REIT status. See "-- Requirements for Qualification -- Income Tests."

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     The interest accrued on the $40 million loan from the Company to the Partnership (the "Intercompany Convertible Note") by the Company will be qualified income for purposes of the 75% test because the Intercompany Convertible Note is secured by second mortgages on two of the hotels.

     If the sum of the income realized by the Company (whether directly or through its interest in the Partnership) which does not satisfy the requirements of the 75% and the 95% gross income tests (collectively, "Non-Qualifying Income"), exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

     It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Under the 1997 Act, beginning with the Company's 1998 taxable year, except as provided in regulations, qualifying income for purposes of the 95% gross income test will include any payment under an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by the Company to reduce its interest rate risk with respect to debt that was or is to be incurred to acquire or carry real estate assets. Gain from the sale or other disposition of such hedges is also treated as qualifying income for purposes of the 95% gross income test.

     If the Company fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT in such year if (i) it attaches a schedule of the source and nature of each item of its gross income to its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax; and
(iii) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, the Company will still be subject to a tax imposed with respect to the excess net income. See "-- Taxation of the Company" No such relief is available for violations of the 30% income test.

ASSET TESTS

     In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy three tests relating to the nature of its assets:

         (i) At least 75% of the value of the Company's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and certain government securities.

         (ii) Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

        (iii) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary (as defined in the Code) or another REIT).

Where the Company owns an interest in a partnership, it will be treated for purposes of the asset tests as owning a proportionate part of the partnership's assets. See "-- Tax Aspects of the Company's Investment in the Partnership -- General." The Company's investment in the hotels through its interest in the Partnership (and through its joint ventures) will constitute qualified assets for purposes of the 75% asset test. As such, the Company expects that more than 75% of the value of its assets will be real estate assets.

     The Company does not expect to hold any securities representing more than 10% of any one issuer's voting securities nor does the Company expect to hold securities of any one issuer exceeding 5% of the value of the Company's gross assets. However, if the IRS is successful in treating the Partnership (or either of the joint ventures) as a corporation for tax purposes, this test would not be met and the Company's status as a REIT would be jeopardized. See "-- Tax Aspects of the Company's Investment in the Partnership -- Classification as a Partnership".

     If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's

"REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Beginning with the Company's 1998 taxable year, the 1997 Act will expand the class of non-cash income that is excluded from the distribution requirement to include (i) income from the cancellation of indebtedness and (ii) for REITs, like the Company, that use an accrual method of accounting, (income in excess of the cash and the fair market value of property received from (a) instruments containing original issue discount or (b) instruments creating a residual interest in a Real Estate Mortgage Investment Conduit ("REMIC"). Distributions by the Company must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Beginning with the Company's 1998 taxable year, the 1997 Act will permit a REIT, with respect to undistributed net long-term capital gains it will receive during the taxable year, to elect to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains, which its shareholders will then be required to include in their taxable income as long-term capital gains (the "Capital Gains Designation"). Thus, if the Company elects to make this designation, the shareholders of the Company would include in their income as long-term capital gains their proportionate share of the undistributed long-term capital gains as designated by the Company. Each shareholder of the Company would be deemed to have paid such shareholder's share of the tax paid by the Company on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of income to the shareholder resulting from the designation and the shareholder's credit or refund for the tax paid by the Company.

     The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of the Partnership authorizes the Company, as the general partner, to take such steps as may be necessary to cause the Partnership to distribute to its partners an amount that would result in the Company's share of such distribution being sufficient to permit the Company to meet these distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company will not lose its REIT status if it fails to request information from its shareholders with respect to the actual ownership of its outstanding shares in any taxable year, but instead will incur a monetary penalty. The Company has complied with the recordkeeping requirements in the past and intends to continue to comply with such requirements.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE PARTNERSHIP AND CERTAIN JOINT VENTURES

     The following discussion summarizes certain federal income tax considerations applicable to the Company's direct investment in the Partnership and, to a limited extent, the Company's indirect investment, through the Partnership, in various limited partnership joint ventures in which the Partnership serves as general partner. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     General. The Company will hold a direct interest in the Partnership and indirect interests in the joint ventures. In general, a partnership is not subject to federal income tax. Rather, each partner includes in the partner's taxable income or loss its allocable share of the partnership's items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from the partnership. The Company will include its proportionate share of the foregoing items of the Partnership and its joint ventures for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Requirements for Qualification -- Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "-- Requirements for Qualification -- Annual Distribution Requirements"), but such income will not be subject to federal income tax in the hands of the Company if it is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), the Company will include its proportionate share of assets held by the Partnership and the joint ventures.

     Classification as a Partnership. The Company will be entitled to include in its income its distributive share of the Partnership's income and its indirect share of the income from its joint ventures and to deduct its distributive share of the losses of these entities only if each of the Partnership and the joint ventures is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     Pursuant to the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership and the joint ventures, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Partnership and each of the joint ventures had a reasonable basis for its claimed classification under the Treasury Regulations in effect prior to January 1, 1997 and each intends to continue to be classified as a partnership for federal income tax purposes. In addition, the Company has represented that neither the Partnership nor the joint ventures (i) was notified by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination or (ii) will elect to be classified as an association taxable as a corporation under the Check-the-Box Regulations.

     A "publicly traded partnership" is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each of the Partnership and the joint ventures qualifies for the Private Placement Exclusion.

     If for any reason the Partnership or a joint venture were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "-- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's, or any joint venture's, status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "-- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership or an affected joint venture would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership or any affected joint venture would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the affected entity's taxable income.

     Partnership Anti-Abuse Rule. The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the IRS, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income, without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action could jeopardize the Company's status as a REIT.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property (such as a hotel) contributed by a partner in exchange for a partnership interest must be allocated so that the contributing partner is charged with, or benefits from, respectively, any Book-Tax Difference associated with the property at the time of the contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The partnership agreement of the Partnership requires such allocations to be made in a manner consistent Section 704(c) of the Code.

     The carryover basis of certain contributed assets in the hands of the Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of the hotels in excess of the economic or book income allocated to it as a result of such sale. This might adversely affect the Company's ability to distribute sufficient dividends to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. See "-- Taxation of Taxable U.S. Shareholders." The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interest in certain hotels at their agreed value.

     The difference between the agreed value of a contributed asset and its adjusted tax basis is referred to as the book-tax difference (the "Book-Tax Difference"). Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences for contributions of property so that a contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with contributed property. The Partnership currently intends to account for Book-Tax Differences using the traditional method provided for in the Treasury Regulations.

     With respect to any property purchased by the Partnership such property will initially have a tax basis equal to its purchase price and Section 704(c) of the Code will not apply.

     Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company; (ii) will be increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership; and (iii) will be reduced, but not below zero, by the Company's allocable share of (A) the Partnership's loss, (B) the amount of cash distributed to the Company, and (C) the amount of constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis to below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis to below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain.

     Depreciation Deductions Available to the Partnership. Upon formation the Company made a cash contribution to the Partnership in exchange for an approximately 82.0% general partnership interest in the Partnership (which interest will increase to 85.7% if the Intercompany Convertible Note is converted). The Partnership concurrently acquired all of the equity interests in the partnerships or limited liability companies that owned the hotels acquired at the time of the Company's formation (the "Contributed Partnerships") in exchange for approximately $9.1 million in cash and issuance of Units representing approximately 18.0% of the equity interests in the Partnership (14.3% if the Intercompany Convertible Note is converted). The Partnership's initial basis in those hotels for federal income tax purposes was a carryover of the basis of the Contributed Partnerships in those hotels on the date of such transactions, increased by any gain recognized on the transfers to the Partnership. The Partnership plans to depreciate, for federal income tax purposes, such hotels and any depreciable hotel property which it acquires for cash under the Alternative Depreciation System ("ADS"). Under ADS, the Partnership will depreciate such buildings and improvements -- even those acquired with a carryover basis -- over a new 40 year recovery period using a straight-line method and a mid-month convention. The Partnership plans to use the modified accelerated cost recovery system of depreciation ("MACRS") for subsequently acquired furnishings and equipment. Under MACRS, the Partnership generally will depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of any taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.

     Sale of the Properties. Generally, any gain realized by a partnership on the sale of assets held by the partnership for more than one year will be long-term capital gain. See "-- Taxation of Taxable U.S. Shareholders" for capital gains tax rates. However, under REIT rules, the Company's share of any gain realized by the Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business ("dealer property") will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of the Company" Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years when in any taxable year the REIT has made no more than seven sales of property, or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition do not exceed 30% of the property's net sale price. All inventory required in the operation of the hotels will be purchased by the lessees or their designees as required by the terms of the Leases. Accordingly, the Company and the Partnership believe that no asset owned by the Company or the Partnership is dealer property of the Company or the Partnership. Nevertheless, the Company and the Partnership will attempt to comply with the terms of the safe-harbor provisions of the Code. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as dealer property.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to its taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. As used herein, the term "U.S. shareholder" means a holder of shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includable in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust, and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Corporate shareholders will not be entitled to the dividends received deduction. Distributions (and beginning with the Company's 1998 taxable year, undistributed amounts) that are designated as capital gain dividends are treated as gain from the sale or distribution of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

     Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

     Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

     Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

     The 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so-called "unrecaptured section 1250 gain" is subject to a maximum Federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in
Section 1250 of the Code which the taxpayer has held for more than 18 months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000, unless the taxpayer elects to treat an asset held prior to such date as sold for its fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 18% rate for assets held for more than 5 years is reduced to 8%.

     Certain aspects of the new legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as the Company. Until the IRS issues some guidance, it is unclear whether or how the 20% or 10% rate will apply to distributions of long-term capital gains by the Company. The 1997 Act gives the IRS authority to apply the 1997 Act's new rules on taxation of capital gains to sales by pass-through entities, including REITs. It is possible that the IRS could provide in such regulations that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as "long-term capital gain", "mid-term gain" and "unrecaptured section 1250 gain" to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive effect.

     Shareholders of the Company should consult their tax advisor with regard to
(i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Shareholder (as defined below) the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be required to be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

     U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares to a Non-U.S. Shareholder at an address outside the United States.

     The payment of the proceeds from the disposition of shares to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under proposed Treasury Regulations, a payment of the proceeds from the disposition of shares to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a Non-U.S. person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. federal income tax liability, provided that required information is furnished to the IRS.

     These backup withholding and information reporting rules are currently under review by the U.S. Treasury Department, and their application to stock is subject to change. In particular, Treasury Regulations proposed in 1996, which have not yet been adopted, and are therefore not currently effective, would, if and when they become effective, revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1997.

TAXATION OF TAX-EXEMPT U.S. SHAREHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," and based on such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code, that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

TAXATION OF FOREIGN SHAREHOLDERS

     A "Non-U.S. Shareholder" is - any shareholder who is not a "U.S. shareholder" as defined above. See "--Taxation of Taxable U.S. Shareholders". The rules governing United States federal income taxation of Non-U.S. Shareholders are complex and no attempt is made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE OFFERED SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

     It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period, less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Offered Securities by a Non-U.S. Shareholder will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

     Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder's shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Beginning with payments made on or after January 1, 1999, newly issued Treasury Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed below) with respect to the remainder of the distribution.

     Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's actual U.S. federal tax liability.

STATE AND LOCAL CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those jurisdictions in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

FEDERAL ESTATE TAX

     Shares owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit sharing, retirement, welfare or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of the Plan's assets in the Offered Securities. Accordingly, any such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA; and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the Offered Securities also should consider whether the acquisition or the continued holding of the Offered Securities might constitute or give rise to a direct or indirect prohibited transaction.

     The Department of Labor (the "DOL") has issued final regulations (the "Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The Offered Securities are being sold in an offering registered under the Securities Act and the Common Shares are registered under the Exchange Act.

     The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Common Shares are "widely held."

     The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that those securities are "freely transferable." The Company believes that the restrictions imposed under its Articles of Incorporation on the transfer of the Offered Securities are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the Offered Securities to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL and the U.S. Treasury Department will not reach a contrary conclusion.

     Assuming that the Offered Securities will be "widely held" and "freely transferable," the Company believes that the Offered Securities will be publicly offered securities for the purposes of the Regulations and the assets of the Company will not be deemed to be "plan assets" of any Plan that invests in the Offered Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities, other than Common Shares, which are listed on the New York Stock Exchange, will be a new issue with no established trading market. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such Exchange. The Company may elect to list any other series of Offered Securities on an exchange, but is not obligated to do so. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     The specific terms and manner of sale of the Offered Securities will be described or summarized in the applicable Prospectus Supplement.

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC and NASD registration fees, all amounts are estimates.

     SEC registration fee.....................................................  $ 90,909
     NASD filing fee..........................................................    30,500
     NYSE listing fee.........................................................    42,000
     Accounting fees and expenses.............................................    50,000
     Legal fees and expenses (other than Blue Sky)............................    50,000
     Blue Sky fees and expenses (including counsel fees)......................     1,000
     Printing and engraving expenses..........................................    75,000
     Miscellaneous expenses...................................................    35,591
                                                                                --------
               Total..........................................................  $375,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Ohio Revised Code (the "Ohio Code") authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Registrant's Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.

     The Registrant maintains a directors' and officers' insurance policy which insures the directors and officers of the Registrant from claim arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.

     Reference is made to the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1, for information concerning indemnification arrangements among the Registrant and the underwriters.

ITEM 16. EXHIBITS.

     1.1 -- Form of Underwriting Agreement for Equity Securities (1)
     4.1 -- Amended Articles of Incorporation (2) (3)
     4.2 -- Code of Regulations (2)
     4.3 -- Specimen Certificate for Common Shares (2)
     4.4 -- Form of Preferred Share Certificate (1)
     4.5 -- Form of Deposit Agreement and Depositary Receipt (1)
     4.6 -- Form of Common Share Warrant Agreement (1)
     4.7 -- Form of Preferred Share Warrant Agreement (1)
     5   -- Opinion of Baker & Hostetler LLP
     8   -- Opinion of Baker & Hostetler LLP regarding tax matters (1)
    12.1 -- Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Share
            Dividends
    23.1 -- Consent of Arthur Andersen LLP
    23.2 -- Consent of Baker & Hostetler LLP (included in Exhibit 5)
    24   -- Power of Attorney (included on signature page)

---------------

(1) To be filed by amendment or incorporated by reference prior to the offering of the related securities.

(2) Incorporated by reference from the Company's Registration Statement on Form S- 11 (Registration Statement No. 333-6341), filed on June 19, 1996, as amended.

(3) To be filed by amendment or incorporated by reference prior to the offering of any Preferred Shares or Depository Shares.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent of the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the day of November 3, 1997.

                                          BOYKIN LODGING COMPANY

                                          By:       /s/ ROBERT W. BOYKIN
                                            ------------------------------------
                                                Robert W. Boykin, Chairman,
                                               President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Boykin, Raymond P. Heitland and Albert
T. Adams, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement (including any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                      DATE
------------------------------------------   ---------------------------   ---------------------

           /s/ ROBERT W. BOYKIN              Chairman, Chief Executive       November 3, 1997
------------------------------------------   Officer and Director
             ROBERT W. BOYKIN                (Principal Executive
                                             Officer)

         /s/ RAYMOND P. HEITLAND             Chief Financial Officer and     November 3, 1997
------------------------------------------   Director
           RAYMOND P. HEITLAND               (Principal Financial and
                                             Accounting Officer)

                                             Director                        November   , 1997
------------------------------------------
             IVAN J. WINFIELD

          /s/ LEE C. HOWLEY, JR.             Director                        November 3, 1997
------------------------------------------
            LEE C. HOWLEY, JR.

           /s/ FRANK E. MOSIER               Director                        November 3, 1997
------------------------------------------
             FRANK E. MOSIER

         /s/ WILLIAM H. SCHECTER             Director                        November 3, 1997
------------------------------------------
           WILLIAM H. SCHECTER

           /s/ ALBERT T. ADAMS               Director                        November 3, 1997
------------------------------------------
             ALBERT T. ADAMS